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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 29, 1999



                          ORBITAL SCIENCES CORPORATION



            Delaware                 0-18287                  06-1209561
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(State or other jurisdiction of      (Commission File         (I.R.S. Employer
incorporation or organization)         Number)             Identification No.)


                            21700 Atlantic Boulevard
                             Dulles, Virginia 20166
                                 (703) 406-5000
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               (Address of principal executive offices)          (Zip Code)



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ITEM 5.     OTHER EVENTS.

            On April 29, 1999, Orbital Sciences Corporation ("Orbital" or the "company") announced its first quarter 1999 financial results. On a consolidated basis, the company reported revenues of $204,338,000 in the first quarter of 1999, up approximately 10% from first quarter 1998 revenues of $186,159,000. Alternatively, first quarter 1999 revenues increased 16% from fourth quarter 1998 revenues. EBITDA (as defined below) totaled approximately $15,044,000 in the first quarter of 1999 as compared to $22,168,000 in the comparable 1998 quarter. The company generated a consolidated quarterly net loss of approximately $15,871,000 (or $0.43 per share) in 1999 compared to net income of $4,745,000 (or $0.13 per share) in 1998.

            The company's quarterly financial results by business sector were as follows:

            Orbital's space and ground infrastructure systems sector, including launch vehicles, satellites, electronics and sensors, transportation management systems, and ground systems, reported revenues of $175,200,000 in the first quarter, an increase of approximately 10% from first quarter 1998 revenues of $159,600,000. The sector produced net income of $14,600,000 in the quarter compared to first quarter 1998 net income of $15,200,000. EBITDA in the first quarter of 1999 was approximately $23,500,000 as compared to $26,200,000 in the comparable 1998 quarter

            Orbital's satellite access products sector, consisting of its Magellan satellite navigation, positioning and communications products, reported revenues of $26,200,000 in the first quarter, comparable to first quarter 1998 revenues of $26,500,000. Due to product price increases and cost structure reductions, the sector generated a reduced net loss of $1,566,000 in the first quarter of 1999 compared to a net loss of $1,766,000 in the first quarter of 1998. This sector generated an EBITDA loss in this year's first quarter of approximately $900,000 compared to an EBITDA loss of $2,400,000 in the comparable 1998 quarter.

            The company's satellite services sector consists of its ORBCOMM and ORBIMAGE affiliates as well as the company's recently formed ORBNAV subsidiary, which is developing satellite-aided automotive information services, and other new satellite-based service businesses. Satellite services revenues were approximately $12,900,000 in the first quarter, up 360% compared to $2,800,000 in the first quarter of 1998. (Orbital generally does not include the revenue of its ORBCOMM and ORBIMAGE satellite services affiliates in its consolidated revenues.) Total sector EBITDA losses were $8,000,000, while net losses were approximately $28,900,000. The losses were primarily attributable to ORBCOMM but also included start-up losses related to the joint venture between ORBNAV and Hertz and other emerging satellite services.


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                          Orbital Sciences Corporation
                     First Quarter Financial Results Summary

                                     March 31, 1999             March 31, 1998
                                     --------------             --------------
Revenues                            $    204,338,000           $    186,159,000
Gross Profit                              46,311,000                 51,374,000
EBITDA(1)                                 15,044,000                 22,168,000
Operating Income                           3,636,000                 13,365,000
Net Income  (Loss)                       (15,871,000)                 4,475,000
Diluted Earnings Per Share                     (0.43)                      0.13

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(1) Represents earnings before interest, taxes, depreciation, amortization and equity method adjustments ("EBITDA"). EBITDA is provided because it is a measure often used in the industry. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of our performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. EBITDA is not necessarily comparable with similarly titled measures for other companies.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ORBITAL SCIENCES CORPORATION

Date:  May 3, 1999                              By: /s/ Jeffrey V. Pirone
                                                    ---------------------
                                                    Jeffrey V. Pirone
                                                    Executive Vice President and
                                                       Chief Financial Officer